                            Schedule 14C Information

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

         Check the appropriate box:

|   |    Preliminary Information Statement


|   |    Confidential, for Use of the Commission Only (as permitted by


| x |    Definitive Statement
             Capital Associates, Inc.
         --------------------------------------------
         (Name of Registrant as Specified in Charter)

|   |    $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14c-5(g)


|   |    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)      Title of each class of securities to which transaction applies:
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(2)      Aggregate number of securities to which transaction applies:
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(3)      Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
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(5)      Total fee paid:

|   |    Fee paid previously with preliminary materials

         |   |    Check  box if any  part of the  fee is  offset as  provided by
                  Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
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(2)      Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3)      Filing Party:
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(4)      Date Filed:
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



                            CAPITAL ASSOCIATES, INC.
                           7175 WEST JEFFERSON AVENUE
                                   SUITE 4000
                            LAKEWOOD, COLORADO 80235


                              INFORMATION STATEMENT
                              ---------------------


          This Information Statement is furnished to the holders of the common stock, par value $.008 per share (the "Common Stock"), of Capital Associates, Inc. (the "Company"), to inform them as to an action to be taken by the Company with the written consents of MCC Financial Corporation, a Delaware Corporation ("MCC"), Mr. Gary M. Jacobs and Mr. Jack Durliat (the "Consenting Stockholders"). The Consenting Stockholders are the record holders of, in the aggregate, 6,315,179 shares of the Common Stock (representing 61.7% of the 10,232,447 shares outstanding as of October 2, 1995).

          The Board of Directors of the Company has approved a one-for-two reverse Common Stock split (the "Reverse Split"). Since certain stockholders may hold numbers of shares not evenly divided by two, it is anticipated that fractional shares of Common Stock will result. Following the Reverse Split, rather than issue fractional shares, the Company will pay cash to such persons otherwise entitled to receive fractional shares. Under Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the amendment to the Company's Certificate of Incorporation that will effect the Reverse Split. The Consenting Stockholders gave their written consent to the Reverse Split on October 3, 1995. Since the Consenting Stockholders own more than fifty percent of the outstanding Common Stock entitled to vote thereon, the Reverse Split has been approved by the necessary vote of stockholders. Accordingly, the Company is not seeking written consents from any of its other stockholders.

                WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
               YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

          This Information Statement is being mailed on or about October 13, 1995, to stockholders of record on October 2, 1995. The Company intends to take all necessary action to consummate the Reverse Split on or after November 2, 1995 (20 days from the date of the mailing of this Information Statement) (the "Effective Date").

          On October 2, 1995, the closing price of the Company's Common Stock on the Nasdaq National Market was $0.84.

                                VOTING SECURITIES
                                -----------------


          The close of business on October 2, 1995, has been fixed by the Board of Directors as the record date for determination of stockholders entitled to execute written consents to authorize the Reverse Split. The securities entitled to consent to the Reverse Split consist of shares of Common Stock. Each share of Common Stock entitles its owner to one vote. Common Stock is the only outstanding class of voting securities authorized by the Company's Articles of Incorporation. The Company's Articles of Incorporation grant to the Board of Directors the discretion to issue Preferred Stock in series, with various rights, preferences and privileges, including, among others, voting rights. None of the Preferred Stock is presently outstanding, and the Board of Directors has no present plan to issue Preferred Stock.

          The following table sets forth, as of October 2, 1995, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock:

                                                    Beneficial Ownership
                                            ------------------------------------
                                            Number of Shares          Percent(3)
                                            ----------------          ----------

James D. Walker (1)                          1,536,582.5                  15.00%
8180 Greensboro Drive
Suite 1000
McLean, Virginia 22102

William H. Buckland (1)                      1,529,982.5                  14.95%
8180 Greensboro Drive
Suite 1000
McLean, Virginia 22102

Jack Durliat                                 1,350,015                    13.20%
18 Borealis Way
Castle Rock, Colorado  80104

Gary M. Jacobs (2)                           1,946,607                    18.99%
2995 Baseline Road
Boulder, Colorado  80303

All directors and officers as a              6,583,358                    64.05%
group (11 persons)
--------------------

(1) MCC is the record owner of 3,046,499 shares of Common Stock. Messrs. Walker and Buckland, who are otherwise unrelated to each other, each own 50% of the issued and outstanding stock of MCC. Mr. Walker owns 10,000 vested stock options. Mr. Buckland owns 3,400 vested stock options.

(2) Includes (a) 21,942 shares of Common Stock that Mr. Jacobs is entitled to acquire upon the exercise of vested stock options and (b) 6,000 shares held in the name of Mr. Jacobs' minor children for which he disclaims beneficial ownership.

(3) Calculated in accordance with Rule 13d-3(d) of the Securities and Exchange Commission.

                          REVERSE SPLIT OF COMMON STOCK
                          -----------------------------

General
-------

          The Board of Directors of the Company has approved an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-two reverse split of the issued and outstanding shares of Common Stock. A copy of the amendment to the Certificate of Incorporation effecting the Reverse Stock Split, in substantially the form in which it is proposed to be filed, is attached as Exhibit A. The Consenting Stockholders have approved the Reverse Split which is expected to become effective on the Effective Date. Each share of Common Stock issued and outstanding immediately prior to that Effective Date will be reclassified as, and changed into, one-half of one share of Common Stock.

          The Reverse Split will not materially affect any stockholder's proportionate equity interest in the Company or the relative rights, preferences, privileges or priorities of any stockholder. In addition, pursuant to the terms of the Company's stock option and rights plans, the number of shares issuable upon exercise of outstanding options and rights, and the exercise price per share, will be proportionately adjusted.

Purpose and Effect of the Reverse Stock Split
---------------------------------------------

          The Common Stock is trading at or below $1.00 which is the minimum bid price for continued listing on the Nasdaq National Market, unless, as an alternative test, the market value of the public float in the Company's Common Stock is $3 million or more and the Company's net tangible assets equal $4 million or more. Currently, the "public float" for the purpose of this test is approximately 3,000,000 shares, and on that basis the Company has not met the alternative test. The National Association of Securities Dealers, Inc. (the "NASD"), which operates the Nasdaq National Market, has informed the Company that it may remove the Company from listing on the Nasdaq National Market if the minimum bid price requirement is not met. In order to avoid such action by the NASD, the Company's Board of Directors has determined to propose the Reverse Split. The principal effect of the Reverse Split will be to decrease the number of outstanding shares of Common Stock from 10,232,447 (as of October 2, 1995) to approximately 5,116,224 shares, providing that no additional shares have been issued subsequent to October 2, 1995. The Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The respective voting rights and other rights that accompany the Common Stock will not be altered by the Reverse Split (other than as a result of payment of cash in lieu of fractional shares (as discussed below)), and the par value of the Common Stock will remain at $.008 per share. Consummation of the Reverse Split will not alter the number of authorized shares of the Company's capital stock, which will remain at 17,500,000. Such authorized shares of capital stock consist of 15,000,000 shares of Common Stock and 2,500,000 shares of preferred stock (none of which shares of preferred stock has been issued). After giving effect to the Reverse Split, the number of outstanding shares of Common Stock (as of October 2, 1995) would be as set forth above, with the result that approximately 9,883,776 shares of Common Stock would constitute authorized but unissued shares, with approximately 1,486,118 of such shares of Common Stock being reserved for issuance pursuant to the Company's stock option. At this time, the Company has no plans to issue additional shares of its Common Stock other than pursuant to outstanding options.

          The Board of Directors believes that a decrease in the number of shares of Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholdings may increase the trading price of the Common Stock, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of shares outstanding resulting from the Reverse Split.

          There can be no assurance that the Reverse Split will not adversely impact the market price of the Common Stock, that the marketability of the Common Stock will improve as a result of the Reverse Split or that the Reverse Split will otherwise have any of the effects described herein. If the Company's stock is removed from listing on the Nasdaq National Market, price information will be available on the NASD OTC Bulletin Board. However, such information is not as widely available as Nasdaq National Market information in newspapers and other publications.


Certificates and Fractional Shares
----------------------------------

          The Reverse Split will occur on the Effective Date without any action on the part of stockholders of the Company and without regard to the date or dates certificates presently representing shares of the Common Stock are physically surrendered for certificates representing the number of shares of the Common Stock such stockholders are entitled to receive as a consequence of the Reverse Split. The certificates presently representing shares of Common Stock will be deemed to represent one-half the number of shares of Common Stock after the Effective Date of the Reverse Split. New certificates of Common Stock will be issued in due course as old certificates are tendered to the Exchange Agent for exchange or transfer. No fractional shares of Common Stock will be issued and, in lieu thereof, stockholders holding a number of shares of Common Stock not evenly divisible by two, and stockholders holding less than two shares of Common Stock prior to the Effective Date, upon surrender of their old certificates, will receive cash in lieu of fractional shares of Common Stock. Such cash payment will not be made until a stockholder presents his old certificates to the Exchange Agent. The price payable by the Company for the fractional shares of Common Stock will be equal to the product of (a) the number of old shares that appears in the numerator of the fraction of a new share, times (b) the average of either (i) the high bid and low asked prices of one old share, as reported on the NASD OTC Bulletin Board, or (ii) the closing price of one old share, as reported on the Nasdaq National Market, whichever alternative is applicable, for the ten business days immediately preceding the Effective Date of the Reverse Split for which transactions in the Common Stock are reported.

          Only the fractional shares will be purchased by the Company, as a result, whole shares will remain outstanding. For example, if stockholder Z owns 125 old shares. Dividing 125 shares by 2, the Reverse Split ratio, would cause stockholder Z to hold after the reverse split 62.5 new shares. Stockholder Z would be issued a stock certificate for 62 new shares and would receive a cash payment (calculated as described above) for his .5 new share fractional interest.

Source of Funds; Number of Holders
----------------------------------

          The funds required to purchase the fractional shares are available and will be paid from the current cash reserves of the Company. The Company's stockholder list indicates that a portion of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares and the total amount that the Company will be required to pay for fractional share interests. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

          As of October 2, 1995, approximately 225 persons were holders of record of Common Stock. The Company does not anticipate that the Reverse Split and the payment of cash in lieu of fractional shares will result in a significant reduction in the number of holders of record of Common Stock. The Company does not presently intend to seek, either before or after the Reverse Split, any change in the Company's status as a reporting company for federal securities law purposes.

Exchange of Stock Certificates
------------------------------

          As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each shareholder of record on the Effective Date for use in transmitting certificates representing shares of Common Stock ("Old Certificates") to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares in new Common Stock. No new certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

          Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all Old Certificates, shareholders will receive a new certificate or certificates representing the number of whole shares of new Common Stock into which their shares of Common Stock represented by the Old Certificates have been converted as a result of the Reverse Split. Until surrendered, outstanding Old Certificates held by shareholders will be deemed for all purposes to represent the number of whole shares of new Common Stock to which such shareholders are entitled as a result of the Reverse Split. Shareholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

          No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates, all expenses of which will be borne by the Company. However, if a transfer of ownership is requested, a fee may be charged.

Federal Income Tax Consequences
-------------------------------

          Except as described below with respect to cash received in lieu of fractional share interests, the receipt of Common Stock in the Reverse Split should not result in any taxable gain or loss to stockholders for federal income tax purposes. The tax basis of Common Stock received as a result of the Reverse Split (including any fractional share interests to which a stockholder is entitled) will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock received as a result of the Reverse Split, including any fractional share interests to which a stockholder is entitled. A stockholder who receives cash in lieu of fractional shares of Common Stock will be treated as first receiving such fractional shares and then receiving cash as payment in exchange for such fractional shares of Common Stock, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares treated as surrendered for cash.

          THE FEDERAL INCOME TAX DISCUSSION WITH RESPECT TO THE REVERSE SPLIT SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM THE REVERSE SPLIT.

Effectiveness
-------------

          In accordance with Delaware law and notwithstanding approval of the amendment by Consenting Stockholders, at any times prior to the filing of the Certificate of Amendment, the Board of Directors may, in its sole discretion, abandon the proposed amendment without any further action by stockholders.

                                                                       EXHIBIT A


Article IV of the Certificate of Incorporation of Capital Associates, Inc. will be amended by the addition of the following paragraph immediately following paragraph 3 thereof:

          "4. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as, and changed into, one-half (1/2) of a share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests, as described below. Such reclassification and change of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.008 per share. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Exchange Agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor in an amount equal to the product of (a) the number of shares of Old Common Stock that appears in the numerator of such fraction times (b) the average of either (i) the high bid and low asked prices of one share of Old Common Stock, as reported on the NASD OTC Bulletin Board, or (ii) the closing price of one share of Old Common Stock, as reported on the Nasdaq National Market, whichever alternative is applicable, for the ten business days immediately preceding the Effective Date for which transactions in Old Common Stock are reported. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent becomes aware that a holder of Old Certificates has not tendered all the holder's certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the value of one share of Old Common Stock. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."